CONSULTANT AGREEMENT

This Business Consultant Agreement ("Agreement") is made and effective, 1st May 2020

BETWEEN: **Brett Goodman** (the "Consultant"), an individual with his main address located at 20/34 Hamilton Street Rose Bay NSW Australia Email: brettgoodman07@gmail.com an individual trading as Vaucluse Ventures:

AND: **Golden Matrix Group Inc.** (the "Company"), a company organized and existing under the laws of the State of Nevada USA, with its head office located at: 3651 Lindell Road, Ste D131 Las Vegas NV 89103, USA

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. CONSULTATION SERVICES

The company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The consultant will consult with the officers and management of the company concerning matters, tasks and duties outlined in ***Schedule A "Consulting Services"*** provided to the Consultant.

2. TERMS OF AGREEMENT

This agreement will begin 1st May 2020 and will end on company providing 14 days written notice of its intention to cancel.

3. TIME DEVOTED BY CONSULTANT

It is anticipated the consultant will spend approximately 10 Hours per week in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week. However, the consultant shall devote a minimum of 40 Hours per month to its duties in accordance with this agreement.

4. PLACE WHERE SERVICES WILL BE RENDERED

The consultant will perform most services in accordance with this contract at Suite 302, 2 Grosvenor Street, Bondi Junction, NSW, 2022, Australia or at an alternate location of Company's discretion. In addition, the consultant will perform services on the telephone and at such other places as necessary to perform these services in accordance with this agreement.

5. PAYMENT TO CONSULTANT

The consultant will be paid three thousand US dollars per month.

The company at its sole discretion may choose to grant options to the consultant in lieu of services.

The consultant will be entitled to all out of pocket expenses incurred in delivering Consulting Services outlined in Schedule A.

6. RELATED PARTY

The consultant is a related party being the son of Anthony Goodman the CEO and as such all filings by the Company will disclose this relationship.

7. INDEPENDENT CONTRACTOR

Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

8. CONFIDENTIAL INFORMATION

The consultant agrees that any information received by the consultant during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

9. EMPLOYMENT OF OTHERS

The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

Golden Matrix Group Inc.

[signature]
Authorized Signature

Anthony Goodman CEO
Print Name and Title

CONSULTANT

Brett Goodman
Authorized Signature

Brett Goodman
Print Name and Title